Exhibit 27(g)(ii)

Reinsurance Treaty dated April 1, 2001 with the Lincoln National Life
Insurance Company and Amendments Thereto

YEARLY RENEWABLE TERM
REINSURANCE AGREEMENT

Effective as February 1, 1998,

Between

LIFE INVESTORS INSURANCE COMPANY OF AMERICA
of
Cedar Rapids, Iowa,

Referred to in this Agreement as “Life Investors,” and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
of
Fort Wayne, Indiana,

Referred to in this Agreement as “Lincoln.”

TABLE OF CONTENTS

Reinsurance Coverage	1
Automatic Reinsurance	1
Facultative Reinsurance	2
Continuations	3
Terms of Reinsurance	4
Payments by Life Investors	5
Payments by Lincoln	5
Reinsurance Administration	6
Settlement of Claims	6
Reinstatements	8
Reductions in Insurance	8
Increases in Policy Net Amount at Risk	8
Changes in Retention	8
Assignment of Reinsurance	10
Material Changes	10
Errors	10
Audits of Records and Procedures	11
Arbitration	11
Insolvency of Life Investors	11
Offset	12
Parties to the Agreement	12
Commencement and Termination	13
Entire Agreement	13
Deferred Acquisition Cost Tax Election	14
Definitions	14
Execution	16
LIFE BENEFITS SCHEDULE	18
ADMINISTRATION SCHEDULE	20
PREMIUM SCHEDULE	24
ARBITRATION SCHEDULE	26
WAIVER OF PREMIUM BENEFIT ADDENDUM	28
LAST SURVIVOR ADDENDUM	31
FIRST-T0-DIE ADDENDUM	33
POLICY SPLIT ADDENDUM	35

Reinsurance Coverage	A.	Life Investors agrees to cede, and Lincoln agrees to accept, reinsurance of the Policies specified in the Life Benefits Schedule. (The term “Policies” and certain other terms used in this Agreement are defined in the “Definitions” article.)
	B	The death benefits provided by the Policies are reinsured. Supplemental benefits are reinsured if and as specified in applicable Addenda.
	C	Life Investors agrees to either
		(1)	cede reinsurance of a Policy to Lincoln as Automatic Reinsurance;
		(2)	submit the Policy to Lincoln for consideration as Facultative Reinsurance; or
		(3)	cede reinsurance of a Policy as a Continuation.

Automatic Reinsurance	A.	Life Investors agrees to cede the Reinsurance Amount of a Policy as Automatic Reinsurance if the following conditions are met:
		(1)	It retains its Retention on the insured life when the Policy is issued;
		(2)	It underwrites and issues the Policy in accordance with its normal individual life insurance underwriting rules and practices previously disclosed to Lincoln;
		(3)	The sum of (a) and (b) does not exceed the sum of its Retention and the Automatic Limit, where (a) equals the amount of individual life insurance issued by Life Investors then in force on the insured life, or in the case of individual life insurance with increasing death benefits, the Ultimate Amount of such policies, and (b) equals the amount of life insurance currently being applied for from Life Investors, or in the case of individual life insurance with increasing death benefits, the Ultimate Amount;
		(4)	The sum of (a) and (b) does not exceed the Participation Limit, where (a) equals the mount of Individual life insurance then in force on the insured life in all companies, or in the case of individual life insurance with increasing death benefits, the Ultimate Amount of such policies, and (b) equals the amount currently applied for on the insured life from all companies, or in the case of individual life insurance with increasing death benefits, the Ultimate Amounts;
		(5)	It has not submitted a facultative application to Lincoln or any other insurance or reinsurance company for reinsurance of the current application; and
		(6)	The Policy is not a Continuation.

Facultative Reinsurance	A.	Life Investors agrees to submit Policies not satisfying the conditions for Automatic Reinsurance, and Policies which it does not wish to cede as Automatic Reinsurance, for consideration by Lincoln as Facultative Reinsurance. Life Investors may also submit for consideration as Facultative Reinsurance any individual life insurance issued on a Policy form that is not specified in the Life

Benefits Schedule provided reinsurance terms and conditions are established and agreed upon by means of the Facultative Reinsurance application process.
	B.	An application for Facultative Reinsurance shall be made in the manner set forth in the Administration Schedule. Copies of all information which Life Investors has pertaining to the insurability of the proposed insured, including written summaries of any such information which cannot be copied, shall accompany the application.
	C.	Upon receipt of an application, Lincoln agrees to promptly examine the underwriting information and communicate
(1) an offer to reinsure the Policy as applied for;
(2) an offer to reinsure the Policy other than as applied for;
(3) an offer to reinsure the Policy subject to the satisfaction of additional underwriting requirements;
(4) a request for additional underwriting information; or
(5) its unwillingness to make an offer to reinsure the Policy.
	D.	To accept an offer to reinsure made by Lincoln, Life Investors agrees to (1) satisfy any conditions stated in the offer to reinsure and (2) follow the procedure for placing reinsurance into effect as specified in the Administration Schedule.
	E.	Life Investors agrees to inform Lincoln immediately of any additional information pertaining to the insurability of a proposed insured which is brought to Life Investors’ attention before the completion of the procedures for accepting Lincoln’s offer to reinsure. Upon its receipt of such information, Lincoln may withdraw or modify its earlier offer to reinsure.
	F.	The terms of an offer to reinsure shall supersede the terms of this Agreement to the extent of any conflicts between the parties. Otherwise, reinsurance of a Policy ceded as Facultative Reinsurance shall be in accordance with the terms of this Agreement.

Continuations	A.	If Life Investors issues a Continuation of a Policy within its normal continuation rules and practices, it agrees to reinsure the Continuation with Lincoln. Reinsurance shall continue (1) under the reinsurance agreement between Life Investors and Lincoln which provides reinsurance of the Policy form of the Continuation or (2) under this Agreement if there is no such agreement.
	B.	A Policy which is a Continuation of a Policy that was not previously reinsured with Lincoln may only be reinsured under this Agreement with the written consent of Lincoln and the original reinsurer.
	C.	If the original Policy was ceded to Lincoln as Facultative Reinsurance and Life Investors approves an increase in the face amount of the Continuation based upon receipt of any new information pertaining to the insurability of the proposed insured, Life Investors agrees to submit the Continuation to Lincoln for consideration as Facultative Reinsurance. In such case, Lincoln shall only be bound to reinsure the Continuation in accordance with its offer to reinsure the Continuation.

	D.	Reinsurance as issue of the Continuation shall not exceed the Reinsured Net Amount at Risk of the original Policy immediately prior to the issuance of the Continuation.
	E.	Premiums payable for reinsurance of a Continuation shall be calculated using the rate schedule applicable to the Policy form of the Continuation as specified in the Premium Schedule. If there is no rate schedule applicable to the Policy form of the Continuation, reinsurance premiums shall be payable using the rate schedule applicable to the original Policy.
	F.	If the Continuation results in a change in the life status of the insured risk from a single-insured plan to a joint or multiple-insured plan, Lincoln must consent to the Continuation.

Terms of Reinsurance	A.	The plan of reinsurance shall be yearly renewable term reinsurance of the Reinsured Net Amount at Risk of a Policy.
	B.	Reinsurance of a Policy shall commence on the Policy date, except (1) in the case of Facultative Reinsurance, reinsurance shall commence on the Policy date only if Lincoln’s offer to reinsure is the best offer of reinsurance received by Life Investors as determined by Life Investors’ published reinsurance placement rules in effect as of such date, and (2) if a premium receipt is issued by Life Investors in connection with an application for the Policy, reinsurance shall commence prior to the Policy date only if and as specified in a Premium Receipt Addendum.
	C.	Life Investors agrees not to use Lincoln’s name in connection with the sale of the Policies.
	D.	In no event shall reinsurance under this Agreement be in force with respect to a Policy unless the issuance and delivery of the Policy is in compliance with the laws of all applicable jurisdictions and Life Investors’ corporate charter.
	E.	Life Investors agrees to maintain reinsurance of a Policy in force in accordance with the terms of this Agreement for as long as its Policy remains in force.

Payments by Life Investors	A.	Life Investors agrees to pay Lincoln premiums for reinsurance of a Policy equal to the appropriate rate specified in the Premium Schedule times the Reinsured Net Amount at Risk of the Policy.
	B.	The Premium Schedule specified other monetary amounts which Life Investors agrees to take into account when calculating the amount due Lincoln.
	C.	Reinsurance premiums shall be due and payable as specified in the Administration Schedule.
	D.	The payment of reinsurance premiums shall be a condition precedent to the liability of Lincoln under this Agreement. If reinsurance premiums are not paid when due, Lincoln may give Life Investors thirty (30) days’ written notice of its intent to terminate reinsurance because of Life Investors’ failure to pay reinsurance premiums. Reinsurance of all Policies having reinsurance premiums in arrears shall terminate as of the date to which reinsurance premiums had previously been paid unless all premiums in arrears are paid before the end of the thirty (30) day notice period. If reinsurance on any Policy terminates because of Life Investors’ failure to pay reinsurance premiums, reinsurance of Policies with premiums subsequently becoming due shall automatically terminate as of the date on which new reinsurance premiums become due.
	E.	So that Lincoln need not maintain deficiency reserves in connection with reinsurance premiums payable pursuant to this Agreement, the premium rates specified in the Premium Schedule shall only be guaranteed for one (1) Policy year. Nevertheless, Lincoln shall anticipate continuing to accept reinsurance on the basis of such rates for all Policies originally ceded pursuant to such rates.

Payments by Lincoln	A.	Lincoln agrees to pay Life Investors the Reinsured net Amount at Risk of any claim paid by Life Investors pursuant to a Policy in accordance with the “Settlement of Claims” article.
	B.	Lincoln agrees to pay the Claims Ratio of any expenses incurred in connection with Policy claims except as set forth in the “Settlement of Claims” article.
	C.	The Premium Schedule specifies other monetary amounts that Lincoln agrees to pay Life Investors pursuant to this Agreement.

Reinsurance Administration		The methods for placing reinsurance into effect, for paying reinsurance premiums, and for notifying Lincoln of Policy lapses, reinstatements, reductions, Continuations, increases in the Reinsured net Amount at Risk; and of other changes affecting reinsurance shall be specified in the Administration Schedule.
Settlement of Clams	A.	Life Investors agrees to give Lincoln prompt written notice of its receipt of any claim on a Policy and to keep Lincoln informed of any legal proceedings or settlement negations in connection with a claim. Copies of written materials relating to such claim, legal proceedings or negotiation shall be furnished to Lincoln upon request.
	B.	Life Investors’ obligation to provide notice of a claim on a Policy shall not be construed as a condition precedent to Lincoln’s obligation to pay the claim. Life Investors’ failure to provide notice shall be considered a breach of a promise which may entitle Lincoln to damages.
	C.	Life Investors agrees to act in accord with its standard practices applicable to all claims in enforcing the terms and conditions of the Policies and with respect to the administration, negotiation, payment, denial or settlement of any claim or legal proceeding.
	D.	Lincoln agrees to accept the good faith decision of Life Investors in payment or settlement of any claim for which Lincoln has received the required notice. Lincoln agrees to pay Life Investors the Reinsured net Amount at Risk on which reinsurance premiums have been computed upon receiving proper evidence that Life Investors has paid a Policy Claim. Payment of the Reinsured net Amount at Risk on account of death shall be made in one lump sum.
	E.	Lincoln’s liability shall include indemnification of the Claims Ratio of any expenses incurred by Life Investors in defending or investigating a Policy claim with the exception of
		1)	salaries of employees or other internal expenses of Life Investors;
		2)	routine investigative or administrative expenses;
		3)	expenses incurred in connection with a dispute arising out of conflicting claims of entitlement to proceeds of a Policy that Life Investors admits are payable;
		4)	any gratuitous payments made by Life Investors; and
		5)	any punitive damages awarded against Life Investors, and expenses incurred in connection with such damages, that are based on the acts or omissions of Life Investors or its agents.
	F.	Lincoln agrees to hold Life Investors harmless from certain expenses and liabilities that result from Lincoln’s own acts or omissions as provided in this article. For this purpose, Lincoln agrees to indemnify Life Investors for Lincoln’s equitable share of those punitive and exemplary damages awarded against Life Investors, and expenses incurred in connection with a claim for such damages, if (1) Lincoln actively participated in the acts or omissions, including the decision to deny a claim for Policy benefits, and (2) those acts or omissions serve as a material basis for the punitive or exemplary damages. Lincoln’s equitable share shall be determined by an assessment of Lincoln’s participation in the particular case.
	G.	If Life Investors should contest or compromise any claim and the amount of Life Investors’ liability is thereby reduced, Lincoln’s liability shall be reduced by the Claims Ratio of the reduction.
	H.	If Life Investors should recover monies from any third party in connection with or arising out of any Policy, Life Investors agrees to pay Lincoln the Claims ratio of the recovery.
	I.	If the amount of insurance provided by a Policy is increased or reduced because of a misstatement of age or sex, Lincoln’s liability shall be increased or reduced by the Claims Ratio of the amount of the increase or reduction.
	J.	If Life Investors pays interest on a claim, Lincoln agrees to pay the interest on the Reinsured net Amount at risk computed at the same rate and for the same period as that paid by Life Investors, but in no event later than the date the claim is finally adjudicated by Life Investors.
	K.	If Life Investors is required to pay penalties and interest imposed automatically by statute, Lincoln shall indemnify Life Investors for the Claims Ratio of such penalties and interest.

Reinstatements	A.	If Life Investors reinstates a lapsed Policy in accordance with the terms of the Policy and Life Investors’ underwriting rules and practices, Lincoln agrees to reinstate reinsurance of the Policy automatically unless Lincoln’s offer to reinsure the Policy specifies that reinsurance of the Policy may only be reinstated as Facultative Reinsurance.
	B.	If Life Investors collects premiums in arrears from the policyholder of a reinstated Policy, it agrees to pay Lincoln all corresponding reinsurance premiums in arrears in connection with the reinstatement, plus Lincoln’s Proportionate Share of any interest received by Life Investors in connection with the reinstatement.

Reductions in Insurance		If individual life insurance on a life reinsured under this Agreement terminates, the Reinsurance Amount shall be reduced as specified in the Administration Schedule.

Increases in Policy Net Amount at Risk	A.	If the Policy net Amount at Risk on a Policy increases and the increase is subject to Life Investors’ underwriting approval, the Reinsured Net Amount at risk of the Policy shall only increase if the conditions of either the “Automatic Reinsurance” or “Facultative Reinsurance” articles are satisfied.
	B.	If the Policy Net Amount at Risk on a Policy increases causing the Reinsured Net Amount at Risk to exceed the Reinsurance Amount, and the increase is not subject to Life Investors’ underwriting approval. Lincoln agrees to accept a portion of such increases only if and as specified in a Increasing Policy Addendum.

Changes in Retention	A.	If Life Investors increases its Retention on new Policies, it agrees to notify Lincoln in writing within sixty (60) days of such increase. The notice shall specify the new Retention and the Effective Date thereof.
	B.	Whenever Life Investors increases its Retention on new Policies, it also agrees to indicate in its notice whether it wishes to (1) continue its previous Retention on in force Policies (2) increase its Retention on in force Policies and recapture reinsurance. If Life Investors elects (2), Life Investors’ new Retention on an in force Policy shall be calculated using the insured’s age, mortality class, Policy form and country of residence at issue of the Policy.
	C.	If Life Investors elects to increase its Retention on in force Policies pursuant to paragraph B, its new Retention for such Policies shall become effective on the later of (1) the reinsurance renewal date of the Policy first following the effective date of its new Retention for new Policies and (2) the Policy anniversary date specified in the Administration Schedule. If Life Investors fails to initiate recapture of reinsurance within one hundred and eighty (180) days of when the first of its Policies becomes eligible for recapture, its election to recapture reinsurance shall be considered waived.
	D.	If an in force Policy is subject to a waiver of premium claim on the date the Policy qualifies for a new Retention, the new Retention shall nonetheless become effective on such date for purposes of life reinsurance.

	E.	Life Investors may only elect to increase its Retention on in force Policies if
		(1)	it maintained a Retention greater than zero dollars ($0) at the time the Policy was issued and retained its Retention at such time;
		(2)	it increases its Retention on all eligible in force Policies; and
		(3)	it retains the insurance recaptured from Lincoln at its own risk without benefit of any proportional or nonproportional reinsurance other than catastrophe accident reinsurance.
	F.	Notwithstanding the preceding:
		(1)	the recapture of the Reinsurance Amount shall be limited to Lincoln’s portion of all reinsurance ceded by Life Investors on the Policy; and
		(2)	if Life Investors gives notice of its intent to increase its Retention on in force Policies within five (5) years following a merger with another insurance company or the date it accepts the Policies by means of an assignment, the new Retention applicable to such Policies shall be limited to one hundred fifty percent (150%) of the original reinsured’s pre-merger or pre-assignment Retention.
	G.	For purposes of this article, Continuations shall be considered issued on the issue date of the original Policy.

Assignment of Reinsurance		If Life Investors sells, assumption reinsures or otherwise transfers the Policies to another insurer, it agrees to require that the other insurer assume all rights and obligations of Life Investors under this Agreement. Lincoln may object to any such transfer that would result in a material adverse economic impact to Lincoln. If Lincoln so objects, Life Investors and Lincoln agree to mutually calculate a termination charge that shall be paid by Life Investors to Lincoln upon the transfer and this Agreement shall be terminate with respect to all Policies transferred by Life Investors.

Material Changes	A.	Life Investors agrees to notify Lincoln in writing of any anticipated Material Change in any terms or conditions of the Policies, in Life Investors’ underwriting rules and practices applicable to the Policies or in Life Investors’ claims practices and procedures.
	B.	In the event of a Material Change to the Policies, to Life Investor’s underwriting rules and practices or to its claims practices and procedures, Lincoln may at its option
		(1)	continue to reinsure the Policies under current terms;
		(2)	reinsure Policies under modified terms to reflect the Material Change; or
		(3)	consider future Policies as issued in a Policy form that is not reinsured under this Agreement.

Errors	A.	Any Error by either Life Investors or Lincoln in the administration of reinsurance under this Agreement shall be corrected by restoring both Life Investors and Lincoln to the positions they would have occupied had no Error occurred. Any monetary adjustments made between Life Investors and Lincoln to correct an Error shall be without interest.
	B.	When a party claims that an Error should be corrected pursuant to paragraph A, that party agrees to investigate whether other instances of the Error have also occurred and agrees to report its findings to the other party.

Audits of Records and Procedures	A.	Lincoln or Life Investors may audit, at any reasonable time and its own expense, all records and procedures relating to reinsurance under this Agreement. The party being audited agrees to cooperate in the audit, including providing any information requested by the other in advance of the audit.
	B	Upon request, Life Investors agrees to furnish Lincoln with copies of any underwriting information in Life Investors’ files pertaining to a Policy.

Arbitration	A.	If Life Investors and Lincoln cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute shall be decided through arbitration as specified in the Arbitration Schedule. The arbitrators shall base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of applicable law. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrators’ decision to judgement.
	B.	The parties intend this article to be enforceable in accordance with the federal Arbitration Act (9 U.S.C. §§1 et seq.), including any amendments to that Act which are subsequently adopted. If either party refuses to submit to arbitration as required by paragraph A, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.

Insolvency of Life	A.	In the event of the insolvency of Life Investors and the appointment of a conservator, liquidator or statutory successor of Life Investors, reinsurance shall be payable to such conservator, liquidator or statutory successor on the basis of claims allowed against Life Investors by any court of competent jurisdiction or by the conservator, liquidator or statutory successor of Life Investors without diminution because of the insolvency of Life Investors or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.
	B.	In the event of the insolvency of Life Investors, the conservator, liquidator or other statutory successor of Life Investors agrees to give Lincoln written notice of the pendency of a claim on a Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, Lincoln may investigate the claim and interpose in the proceeding where such claim is to be adjudicated in the name of Life Investors (its conservator, liquidator or statutory successor), but at its own expense, any defense or defenses which Lincoln may deem available to Life Investors or its conservator, liquidator or statutory successor.
	C.	A percentage (calculated as 1 minus the Claims Ratio) of the expense thus incurred by Lincoln shall be charged, subject to court approval, against Life Investors as part of the expense of liquidation.

Offset		Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either Life Investors or Lincoln with respect to this Agreement or any other reinsurance agreement between the parties, shall be offset and only the balance allowed or paid. If either Life Investors or Lincoln is then under formal insolvency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.
Parties to the Agreement		This is an Agreement for indemnity reinsurance solely between Life Investors and Lincoln. The acceptance of reinsurance under this Agreement shall not create any right or legal relation whatever between Lincoln and an insured, policyholder, beneficiary or any other party to or under any Policy.

Commencement and Termination	A.	This Agreement shall be effective as of the date set forth on the cover page, except that Life Investors may issue a Policy dated as much as six (6) months prior to the Effective Date in order to save age of the applicant.
	B.	Either Life Investors or Lincoln may terminate this Agreement for new reinsurance by giving ninety (90) days’ written notice to the other party. In such case, Life Investors agrees to continue to cede, and Lincoln agrees to continue to accept, reinsurance in accordance with this Agreement of Policies issued prior to the expiration of the ninety (90) day period. All reinsurance that has been placed in effect prior to such date shall remain in effect in accordance with the terms of this Agreement, until the earlier of (1) the termination or expiration of the Policy and (2) the termination of this Agreement pursuant to paragraphs C or D below.
	C.	Reinsurance of a Policy shall terminate as of the reinsurance premium renewal date on which the Reinsured net amount at Risk for such Policy is less than the automatic termination amount specified in the Administration Schedule, provided the reinsurance has been in force for the period specified in the Administration Schedule.
	D.	Lincoln may terminate all reinsurance under this Agreement in accordance with paragraph D of the “Payments by Life Investors” article if Life Investors fails to pay reinsurance premiums when due.

Entire Agreement	A.	This Agreement represents the entire agreement between Life Investors and Lincoln and supersedes any prior oral or written agreements between the parties regarding its subject matter.
	B.	No modification of this Agreement shall be effective unless set forth in a written amendment executed by both parties.
	C.	A waiver of a right created by this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver in any future circumstance.

Deferred Acquisition Cost Tax Election	A.	Lincoln and Life Investors each acknowledge that it is subject to taxation under Subchapter “L” of the Internal Revenue Code of 1986 (the “Code”).
	B.	With respect to this Agreement, Lincoln and Life Investors agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulators issued December 1992, whereby:
(1) Each party agrees to attach a schedule to its federal income tax return which identifies this Agreement for which the joint election under the Regulation has been made;
(2) The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for this Agreement for each taxable year, agrees to capitalize specified Policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);
(3) Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and
(4) This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.

Definitions	A.	Automatic Limit – the amount specified in the Life Benefits Schedule used to calculate the maximum Reinsurance Amount that may be ceded as Automatic Reinsurance.
	B.	Automatic Reinsurance – reinsurance satisfying certain conditions relating to the reinsurance as specified in the Agreement that is ceded to Lincoln without obtaining a specific offer to reinsure from Lincoln.

C.	Claims Ratio – the Reinsured Net Amount at Risk on which reinsurance premiums have been computed divided by the Policy Net Amount at Risk calculated as of the date of the last premium payment.
D.	Continuation – a new Policy replacing a Policy or a change in an existing Policy issued or made either (1) in compliance with the terms of the Policy or (2) without (a) the same new underwriting information Life Investors would obtain in the absence of the Policy, (b) a suicide exclusion or contestable period as long as those contained in other new issues of Policies or (c) the payment of the same commissions in the first year that Life Investors would have paid in the absence of the original Policy.
E.	Effective Date – the date specified on the cover page on which this Agreement becomes binding on Life Investors and Lincoln.
F.	Error – any isolated deviation from the terms of this Agreement resulting from the act or omission of an employee of either Life Investors or Lincoln whose principal function relates to the administration of reinsurance, whether such deviation results from inadvertence or a mistake in judgement. “Error” shall not include any failure to comply with the terms of an offer of Facultative Reinsurance or any negligent or deliberate deviation from the terms of this Agreement.
G.	Facultative Reinsurance – reinsurance that is ceded to Lincoln only after Life Investors has obtained and accepted a specific offer to reinsure made by Lincoln. Such reinsure may be ceded to Lincoln only upon the terms specified by Lincoln in its offer to reinsure and the terms of this Agreement that do not conflict with the specific offer to reinsure.
H.	Lincoln’s Proportionate Share – the Reinsurance Amount divided by the death benefit of a Policy as of the date of issue or as of the date of a subsequent change in the Policy that affects the Reinsurance Amount.
I.	Material Change – a change that a prudent insurance or reinsurance executive would consider as likely to impact upon a party’s financial experience under this Agreement.
J.	Participation Limit – the amount specified in the Life Benefits Schedule used as a condition for ceding Automatic Reinsurance.
K.	Policy/Policies – an individual life insurance contract issued by Life Investors on any of the Policy forms specified in the Life Benefits Schedule. A “Policy” shall include any attached riders and endorsements specified in the Life Benefits Schedule or any Addendum to this Agreement.
L.	Policy Net amount at Risk – on the reinsurance premium renewal date, the death benefit of a Policy less either the terminal reserve or, in the case of interest sensitive Policies, the accumulation account or cash value on the Policy, such difference taken to the nearest dollar. The terminal reserve or cash value shall be disregarded if a Policy is on either a level term plan of twenty years or less or on a decreasing term plan. The basis for determining the Policy net Amount at Risk may be modified with the consent of both Life Investors and Lincoln without the need for a formal amendment of this Agreement.

	M.	Reinsurance Amount – the Policy death benefit at issue less any accumulative value, if applicable, less the Retention on the Policy times the percentage of Automatic Reinsurance ceded to Lincoln as specified in the Life Benefits Schedule. For Facultative Reinsurance, the “Reinsurance Amount” is that amount of the Policy death benefit at issue for which Life Investors accepts Lincoln’s offer to reinsure.
	N.	Reinsured net Amount at Risk – the percentage of Automatic Reinsurance ceded to Lincoln as specified in the Life Benefits Schedule or the percentage ceded as modified pursuant to the Facultative Reinsurance process times the remainder of (1) the Policy Net Amount at Risk less (2) the Retention on the Policy.
	O.	Retention – the amount specified in the Life Benefits Schedule that is held by Life Investors at its own risk on a life without the benefit of proportional reinsurance. In calculating the Retention, the sum retained by Life Investors on the life and in force as of the date of issue of the Policy shall be taken into account.
	P.	Ultimate Amount – the projected maximum Policy Net Amount at Risk that a Policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the Policy form.

Execution		Life Investors and Lincoln, by their respective officers, executed this Agreement in duplicate on the dates shown below. As of the Effective Date, this Agreement consists of
• this Yearly Renewable Term Reinsurance Agreement numbered 44;
• a Life Benefits Schedule;
• an Administration Schedule;
• a Premium Schedule;
• an Arbitration Schedule;
• a Waiver of premium Benefit Addendum;
• a Last Survivor Addendum;
• a First To Die Addendum; and
• a Policy Split Addendum.

LIFE INVESTORS INSURANCE COMPANY OF AMERICA

Signed at	Cedar Rapids, IA

By

Title	CFO

Date	August 6, 1998

By

Title	Pres.

Date	Aug. 6, 1998

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
Signed at Fort Wayne, Indiana

By	James B. Keller Vice President

Date	July 31, 1998

By	Elena Giler Assistant Secretary

Date	July 31, 1998

AMENDMENT

to the Yearly Renewable Term Reinsurance Agreement (the “Agreement”)
Effective February 1, 1998, between

LIFE INVESTORS INSURANCE COMPANY OF AMERICA of Cedar Rapids, Iowa,

hereinafter referred to as “Life Investors,”

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,

hereinafter referred to as “Lincoln.”

     1.     On and after the first day of June, 1998, the Premium Schedule of the Agreement shall be replaced with the Premium Schedule, attached hereto.

     2.     The provisions on this amendment shall be subject to all the terms and conditions of the Agreement which do not conflict with the terms hereof.

     IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

LIFE INVESTORS INSURANCE COMPANY OF AMERICA

Signed at	Cedar Rapids IA

By		By

Title	CFO	Title	Sr. V.P.

Date	February 26, 1999	Date	3/2/99

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Signed at Fort Wayne, Indiana

By	James B. Keller Vice President	By	Elena Giler Assistant Secretary

Date	2/12/99	Date	2/11/99

AMENDMENT

to the Yearly Renewable Term Reinsurance Agreement (the “Agreement”)
Effective February 1, 1998, between

LIFE INVESTORS INSURANCE COMPANY OF AMERICA of Cedar Rapids, Iowa,

hereinafter referred to as “Life Investors,”

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,

hereinafter referred to as “Lincoln.”

     1.     On and after the first day of September, 1999, the Life Benefits Schedule of the Agreement shall be replaced with the Life Benefits Schedule, attached hereto.

     2.     The basic reinsurance premium rates as shown in the Premium Schedule, attached hereto, shall apply to reinsurance ceded under the Agreement on and after the first day of September, 1999.

     3.     The provisions on this amendment shall be subject to all the terms and conditions of the Agreement which do not conflict with the terms hereof.

     IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

LIFE INVESTORS INSURANCE COMPANY OF AMERICA

Signed at	Cedar Rapids IA

By		By

Title		Title	V.P.

Date	6-15-00	Date	6-20-00

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Signed at Fort Wayne, Indiana

By	Second Vice President	By	Elena Giler Assistant Secretary

Date	5/24/00	Date	5/23/2000

AMENDMENT

to the Yearly Renewable Term Reinsurance Agreement (the “Agreement”)
Effective February 1, 1998, between

LIFE INVESTORS INSURANCE COMPANY OF AMERICA of Cedar Rapids, Iowa,

hereinafter referred to as “Life Investors,”

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,

hereinafter referred to as “Lincoln.”

     1.     On and after the first day of April, 2000, the Life Benefits Schedule of the Agreement shall be replaced with the Life Benefits Schedule, attached hereto.

     2.     The provisions on this amendment shall be subject to all the terms and conditions of the Agreement which do not conflict with the terms hereof.

     IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

LIFE INVESTORS INSURANCE COMPANY OF AMERICA

Signed at	Cedar Rapids IA

By		By

Title		Title	V.P.

Date	6-15-00	Date	6-20-00

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Signed at Fort Wayne, Indiana

By	Second Vice President	By	Elena Giler Assistant Secretary

Date	5/24/00	Date	5/23/2000

AMENDMENT

to the Yearly Renewable Term Reinsurance Agreement (the “Agreement”)
Effective February 1, 1998, between

LIFE INVESTORS INSURANCE COMPANY OF AMERICA of Cedar Rapids, Iowa,

hereinafter referred to as “Life Investors,”

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,

hereinafter referred to as “Lincoln.”

     1.     On and after the first day of June, 2000, the Life Benefits Schedule of the Agreement shall be replaced with the Life Benefits Schedule, attached hereto.

     2.     The basic reinsurance premium rates as shown in the Premium Schedule, attached hereto, shall apply to reinsurance ceded under the Agreement on and after the first day of June, 2000.

     3.     The provisions on this amendment shall be subject to all the terms and conditions of the Agreement which do not conflict with the terms hereof.

     IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

LIFE INVESTORS INSURANCE COMPANY OF AMERICA

Signed at	Cedar Rapids IA

By		By

Title		Title	V.P.

Date	2/23/01	Date	2/23/01

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Signed at Fort Wayne, Indiana

By	Vice President	By	Elena Giler Assistant Secretary

Date	2/7/01	Date	2/7/2001